UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

April 30, 2013	000-53265
Date of Report (Date of earliest event reported)	Commission File Number

M LINE HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Nevada	88-0375818
(State or other jurisdiction of incorporation or	(I.R.S. Employer Identification Number)
organization)

2672 Dow Avenue
Tustin, CA 92780
(Address of Principal Executive Offices) (Zip Code)

(714) 630-6253
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Effective as of April 30, 2013, the Company and its two principal subsidiaries, E.M. Tool Company, Inc. and Precision Aerospace and Technologies, Inc. (formerly Eran Engineering, Inc.) (collectively, the “Borrowers”) entered into a Credit Agreement with TCA Global Credit Master Fund, L.P. (“TCA”) pursuant to which the Company received a line of credit in principal amount up to $10,000,000. The Company drew down $1,700,000 as the initial closing, and subsequent draws are conditioned upon fulfillment of certain conditions precedent. The Borrowers executed a Revolving Note which bears interest at an annual rate of 18%, has a maturity date of six months from the date of issuance and may be prepaid at any time without penalty. The Security Agreement by the Borrowers grants TCA a first priority security interest in all of the their respective property to secure repayment of the loan.

Upon the occurrence of any “Event of Default” (as defined in the Credit Agreement) or upon the mutual agreement of TCA and the Company, TCA may convert the principal of and accrued interest on the Revolving Note into shares of Company Common Stock. The conversion price is 85% of the lowest daily volume weighted average price during the five business days immediately prior to conversion; notwithstanding the foregoing, TCA may never convert if as a result it would own more than 4.99% of the outstanding shares of Common Stock of the Company. The conversion price is subject to adjustment for stock splits, stock dividends and similar events.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

In connection with the Credit Agreement, the Company agreed to issue to TCA shares of Preferred stock having a fair market value of $200,000. The Board of Directors established a new series from the Corporation’s authorized class of preferred stock consisting of 200,000 shares to be known as Series A Preferred Stock and caused to be filed a Certificate of Designation of the Series A Preferred Stock of M Line Holdings, Inc. with the Nevada Secretary of State (the “Certificate of Designation”). The Company issued 200,000 shares of Series A Preferred Stock to TCA upon the initial closing of the Credit Agreement.

The Series A Preferred Stock rank pari passu with the Company’s common stock, is not entitled to any dividends and has a liquidation preference equal to $200,000. The holder may require the Company to redeem the preferred shares for $200,000, less any amount already received upon sale of any common stock received upon conversion of the preferred stock. The Series A Preferred Stock is convertible into shares of Common Stock at the volume weighted average market price of the Company’s common stock. In the event that TCA receives proceeds from the sale of the Common Stock less than $200,000, the Company is obligated to pay the difference or issue additional shares of Common Stock until the net proceeds received by TCA equals $200,000. The Certificate of Designation is attached hereto as Exhibit 3.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

3.1	Certificate of Designation of the Series A Preferred Stock of M Line Holdings, Inc.
4.1	Credit Agreement
4.2	Revolving Note
4.3	Security Agreement
99.1	Press Release

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

M LINE HOLDINGS, INC.
May 6, 2013
/s/ANTHONY L. ANISH
	Name:	Anthony L. Anish
	Title:	Secretary